UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 14, 2012
Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On February 14, 2012, Raven Drilling, LLC, a wholly-owned subsidiary of Abraxas Petroleum, finalized the note with respect to the rig loan agreement dated September 19, 2011 with RBS Asset Finance, Inc., as lender.  The principal amount of the note is $7.0 million and will bear interest at 4.26%, which equates to the four-year interest swap rate plus 3.50% on the date of closing.  Interest only is due for the first 18-months of the note and will amortize in full over the remaining life of the note.  Interest and principal, when required, is payable monthly.  Subject to earlier prepayment provisions and events of default, the stated maturity date of the note is February 14, 2017.  The proceeds were used to re-finance the purchase and refurbishment of the Oilwell 2000 hp diesel electric drilling rig (the “Collateral”) that the Company purchased in July 2011.  The rig will begin deployment to McKenzie County, North Dakota in the Williston Basin to drill Bakken / Three Forks wells in the very near future.

Abraxas Petroleum has guaranteed Raven Drilling’s obligations under the rig loan agreement.  Obligations under the rig loan agreement are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in the Collateral.

The full text of the subject note is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Number                  Description

10.1	Note dated as of February 14, 2012 between Raven Drilling, LLC, as Borrower, and RBS Asset Finance, Inc., as Lender.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

By:  /s/ Barbara M. Stuckey
Barbara M. Stuckey
Vice President, Chief Financial
Officer and Assistant Secretary

Dated:  February 16, 2012